Exhibit 5.1

Avocats	Linklaters LLP 35 Avenue John F. Kennedy P.O. Box 1107 L-1011 Luxembourg Telephone (352) 26 08 1 Facsimile (352) 26 08 88 88 remy.bonneau@linklaters.com

To:

Moolec Science SA
17, Boulevard F.W. Raffeisen
L-2411 Luxembourg
Grand Duchy of Luxembourg

(the “Addressee” and “Company”)

21 November 2022

Form F-4 Registration Statement

1	Introduction

We have acted as Luxembourg legal advisers to Moolec Science SA, a company incorporated under the laws of the Grand Duchy of Luxembourg as a société anonyme with its registered office at 17, Boulevard F.W. Raffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 268440 in connection with the registration statement on form F-4 filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 on 14 December 2020, as amended (the “Registration Statement”) relating to a business combination provided for in the State of Delaware law governed business combination agreement dated 14 June 2022 and entered into between, the Company, Lightjump Acquisition Corporation (the “SPAC”), Moolec Science Limited and Moolec Acquisition, Inc. (the “Merger Sub”) as amended pursuant to an amendment agreement dated 18 November 2022 (the “Business Combination Agreement”) and the following related transactions:

(i)	the issuance of new ordinary shares in the Company (the “Shares”) to the stockholders of the SPAC in consideration for the contribution of the ordinary shares in the SPAC pursuant to section 3.01 of the Business Combination Agreement and as a result of the consummation of the merger (the “Merger”) between the Merger Sub as absorbed company and the SPAC as absorbing company; and

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(ii)	the assignment by the SPAC and assumption by the Company of (a) 4,210,000 warrants issued by the SPAC to LightJump One Founders, LLC (collectively, the “Private Warrants”) to purchase shares of the SPAC’s common stock, par value $0.0001 per share (“SPAC Common Stock”), with each Private Warrant being exercisable for the number of SPAC Common Stock stated in the applicable Private Warrant, and (b) 6,900,000 warrants to public investors (collectively, the “Public Warrants” together with the Private Warrants, the “SPAC Warrants”) to purchase shares of SPAC Common Stock, with each Public Warrant being exercisable for the number of SPAC Common Stock stated in the applicable Public Warrant, and with the SPAC Warrants, upon consummation of the Merger, being excisable for Shares instead of SPAC Common Stock.

Capitalised terms used in this opinion shall, unless defined herein, have the meaning as ascribed to them in the Registration Statement.

We have taken instructions solely from you.

2	Scope of Inquiry

For the purpose of this opinion, we have reviewed the following documents:

2.1	a copy of an executed version of the Business Combination Agreement;

2.2	a copy of an executed version of a State of New York law governed Warrant Agreement dated 12 January 2021 between the SPAC as issuer of SPAC Warrants and Continental Stock Transfer & Trust Company as warrant agent (the “SPAC Warrant Agreement”);

2.3	a form of assignment, assumption and amendment agreement between the Company, the SPAC and Continental Stock Transfer & Trust Company amending the terms of the SPAC Warrants (the “SPAC Warrant Amendment”) so that each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time (as this term is defined in the Business Combination Agreement) shall, pursuant to the SPAC Warrant Amendment, cease to represent a right to acquire the number of shares of SPAC Common Stock set forth in such SPAC Warrant and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one Share on substantially the same terms (but with such changes as introduced by the SPAC Warrant Amendment) as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement;

2.4	a copy of the Registration Statement dated 21 November 2022;

2.5	a copy of the articles of association of the Company dated 23 May 2022 (the “Articles”);

2.6	a copy of the written resolutions of the directors of the Company dated 14 June 2022 approving inter alia the Business Combination Agreement (including the SPAC Warrant Amendment) (the “BCA Resolutions”);

2.7	a form of written resolutions of the directors of the Company, approving inter alia the issuance of the Shares (the “Issuance Resolutions”);

2.8	a form of confirmation by the special attorney of the board of directors of the Company regarding the issuance of the Shares (the “Director Confirmation”);

2.9	a form of notarial acknowledgment deed recording the issuance of the Shares (the “Notarial Deed”);

2.10	an excerpt of the Luxembourg Register of Commerce and Companies dated 21 November 2022 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Excerpt”); and

2.11	a certificate of non-inscription of judicial decisions dated 21 November 2022 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Certificate”).

The documents under paragraphs 2.2 to 2.3 are hereafter referred to as the “Warrant Agreements”, and the documents under paragraphs 2.1 to 2.3 are hereafter referred to as the “Agreements”.

3	Assumptions

For the purpose of this opinion, we have assumed, and we have not verified independently, the following:

3.1	that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorised to be inserted in the relevant document by the individual concerned;

3.2	that copy documents, drafts or the forms of documents provided to us are true copies of, or in the final form of, the originals;

3.3	the legal capacity and legal right under all relevant laws and regulations of all individuals signing the Agreements or who give information on which we rely;

3.4	that each person expressed to be a party to the Agreements (other than the Company) is duly incorporated and organised, validly existing under the laws of its jurisdiction of incorporation and/or the jurisdiction of its principal place of business and/or its central administration, and is fully qualified, licenced and empowered to own its assets and carry on its business in each jurisdiction in which it owns assets and carries on business;

3.5	that the Agreements are within the capacity and powers of, and have been, or will be validly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and constitute the legal, valid, binding and enforceable obligations of all relevant parties in accordance with their terms under all applicable laws;

3.6	that all preconditions to the obligations of the parties under the Agreements have been satisfied or duly waived and there has been no breach of the terms of such Agreements;

3.7	that all authorisations and consents of any country (other than the Grand Duchy of Luxembourg) which may be required in connection with the execution, delivery and performance of the Agreements have been or will be obtained;

3.8	that the Notarial Deed will be passed in front of a notary in Luxembourg in order to reflect the increase of the share capital of the Company by the issue of the Shares within one month of the Director Confirmation;

3.9	that the Articles have not been amended and remain in full force and effect without modification except for the amendments to the Articles resulting from the Issuance Resolutions and Director Confirmation(s);

3.10	that the Excerpt and the Certificate are correct, complete and up-to-date;

3.11	that the BCA Resolutions are and the Issuance Resolutions and Director Confirmation will be true records of the proceedings described therein, that the resolutions set out in the BCA Resolutions were validly passed and remain in full force and effect without modification, that the resolutions concerning the issuance of the Shares set out in the Issuance Resolutions will conform in all material respects to the form of the Issuance Resolutions, and that the confirmations set out in the Director Confirmation will conform in all material respects to the form of Director Confirmation;

3.12	that a Luxembourg independent auditor, cabinet de révision agréé, réviseur d’entreprises will issue its report on a contribution in kind, prior to the Merger and in accordance with Luxembourg law and the Business Combination Agreement;

3.13	that there have been no amendments to or termination or replacement of any of the Agreements, and that there are and have been no dealings between the parties which affect the Agreements;

3.14	that the Company derives an economic and commercial benefit (intérêt social) from the entering into the relevant Agreements;

3.15	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this legal opinion. Specifically, we have made no independent investigation of the laws of the State of Delaware or the State of New York;

3.16	that none of the parties to the Agreements has acted or will act with a view to defraud third parties’ (including creditors’) rights;

3.17	that the Agreements have the same meaning under the laws by which they are governed as they would have if they were interpreted under Luxembourg law by a Luxembourg court;

3.18	that the Company has its central administration, within the meaning of the Luxembourg law of 10 August 1915 on commercial companies, as amended and the centre of its main interests, within the meaning of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), in Luxembourg;

3.19	that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

3.20	that the Merger will be effective in accordance with the Agreements and the applicable laws and regulations of the State of Delaware;

3.21	up until and including at the Merger Effective Time, the Company will solely use its authorised share capital for the purpose of issuing ordinary shares as set out in the Business Combination Agreement (including the Shares) and the Warrants and such authorised share capital will not be used for any other purpose;

3.22	that the Merger, including the Merger Issuance, will be effected in accordance with the terms and conditions of the Business Combination Agreement and will be valid, binding and enforceable in accordance with the Business Combination Agreement and the applicable laws and regulations of the State of New York and Delaware; and

3.23	that the share register of the Company will be updated on the Closing Date in order to reflect the issuance of the Shares.

4	Opinion

Based on the documents referred to in paragraph 2 above, subject to the assumptions made in paragraph 3 and to the qualifications made in paragraph 5 and to any matters or documents not disclosed to us, we are of the following opinion:

4.1	The Company is a public limited liability company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

4.2	Upon effectiveness of the Merger, the Shares that will be issued in accordance with the Issuance Resolutions, the Director Confirmation and the Business Combination Agreement, will be validly issued and fully paid, and the holder of such Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

4.3	Upon the effectiveness of the Merger and the SPAC Warrant Amendment, each SPAC Warrant that was outstanding immediately prior to the Merger Effective Time, pursuant to the SPAC Warrant Amendment, will cease to represent a right to acquire the number of shares of SPAC Common Stock set forth in such SPAC Warrant and will be converted in accordance with the terms of such SPAC Warrant Amendment, at the Merger Effective Time, into a right to acquire one Share, and the SPAC Warrants will constitute binding obligations of the Company.

4.4	Upon effectiveness of the Merger and the SPAC Warrant Amendment, the Shares subscribed and issued in accordance with the Warrant Agreements and the Registration Statement following exercise of the SPAC Warrants (if and when exercised in accordance with their terms under the Warrant Agreements), will be validly issued and fully paid, and the holder of such Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

5	Qualifications

The above opinions are subject to the following qualifications:

5.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, controlled management, general settlement with creditors, recovery, resolution, reorganisation and other laws of general application relating to or affecting the rights of creditors.

5.2	Our opinion that the Company exists is based on the Articles, the Excerpt and the Certificate. It should be noted that the analysis of the Excerpt is not capable of revealing conclusively whether or not a winding up petition has been presented because notice of a winding up order or winding up resolution passed may not be filed immediately with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg). It should be also noted that the Certificate is not capable of revealing conclusively whether or not a winding up or administration petition or order has been presented or made, a receiver appointed, an arrangement with creditors proposed or approved or any other insolvency proceeding commenced in relation to the Company, as the case may be. Under Luxembourg law, the clerk’s office of the District Court (Tribunal d’arrondissement), sitting in collective proceedings has a statutory (one-month) period to officially inform the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) of the opening of such proceedings.

5.3	We express no opinion on any accounting, tax or regulatory matters, and we express no opinion on any documents referred to in the Agreements or the Registration Statement, but not specifically examined by us.

5.4	We express no opinion as to any warranties and representations given or made by the Company (expressly or impliedly), save and insofar as the matters warranted are the subject matter of specific opinions in this letter.

5.5	We express no opinion on the validity or enforceability against all relevant parties of the Agreements or the Registration Statement in accordance with their respective terms under all relevant laws, save and insofar as such validity or enforceability are the subject matter of specific opinions in this letter.

5.6	The admissibility in evidence of the Agreements or the Registration Statement before a Luxembourg court or another Luxembourg public authority (autorité constituée) may require a complete or partial translation of such Agreements or the Registration Statement into French or German.

5.7	The issuance of Shares shall always be made at or above the accounting par value of the existing ordinary shares of the Company against payment to the Company of an amount corresponding at least to the accounting par value of the Shares.

5.8	If any Agreement or the Registration Statement is (i) voluntarily presented to the registration formalities or (ii) appended to a document that requires mandatory registration, a registration fee (droit d’enregistrement) will be due, the amount of which will depend on the nature of the document to be registered.

5.9	The Notarial Deed shall be filed by the instrumenting notary with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) and shall published in the Luxembourg electronic platform for companies and associations (Recueil Electronique des Sociétés et Associations (RESA)) within one month from the date of the respective Notarial Deed.

5.10	Any corporate documents relating to the Company and the publication of which is required by law are not effective (opposable) vis-à-vis third parties prior to their publication in the Luxembourg electronic platform for companies and associations (Recueil Electronique des Sociétés et Associations (RESA)), unless it is evidenced that the relevant third party had knowledge of such documents. Third parties may however rely on such documents which have not yet been published. In relation to any transactions which have occurred before the sixteenth day following the date of publication, such documents are not effective (opposable) vis-à-vis third parties who prove that it was impossible for them to have knowledge of the relevant document.

6	Luxembourg law

6.1	This opinion is given on the basis that there will be no amendments to or termination or replacement of any of the documents, authorisations and consents referred to above.

6.2	This opinion is governed by and based upon Luxembourg laws in existence as at the date hereof and as applied by the Luxembourg courts, published and presently in effect. We undertake no responsibility to notify the Addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

6.3	In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising above will be governed by Luxembourg law and be brought before a Luxembourg court.

6.4	We express no opinion as to any laws other than the laws of Luxembourg.

7	Reliance

This opinion is issued solely for the purposes of the filing of the Registration Statement, the issuance of the Shares and the assumption of the Warrants. It may not be relied upon for any other purpose without our written consent. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

Yours faithfully,

Linklaters LLP
by

/s/ Rémy Bonneau
By:	Rémy Bonneau